Exhibit 99.3

StorageTek
Q3 2004 Conference Call
Script of Prepared Remarks of Bobby Kocol

There are several items that I would like to cover today in order to provide some insight into our third quarter results as well as preview how we anticipate finishing the year.

We continue to deliver consistent, positive results as evidenced by our third quarter performance. Our third quarter revenues of $526 million contributed to earnings of $.39 per share, nearly a 40% improvement over Q3 of last year. We have now entered our fifth consecutive year of delivering improved earnings over the same quarter of the prior year, with seventeen straight quarters of earnings growth. On a year-to-date basis, net income has grown more than 30% over last year. The financial strength of our company continues to be rock solid. We had another excellent quarter in generating cash and continue to have one of the best balance sheets in the industry. We’re investing in the future with our acquisition in the people and technology of Storability. And we’re giving back to our shareholders some of the value we’ve already created by way of our share repurchase program.

Third quarter Product sales were $299 million, consisting of $242 million in tape, $37 million in disk, and $13 million in network sales. Service revenue of $227 million grew 9% over the prior year, and is up by the same amount on a year-to-date basis. Services are in excess of 40% of our revenue base, and continue to be a reliable revenue stream with solid margins and cash flow.

Geographically, North America represented approximately 55% of the total worldwide revenue, Europe about 35%, while the Pac Rim and Latin America made up the remainder. North American revenues decreased 3% year over year. European revenues grew 10% over the same period last year, as reported, 2% in constant currencies. The Pacific Rim revenues were down 12% as reported, 15% in constant currencies. Latin America revenues were up 25% as reported, 23% in constant currencies. Overall, on a consolidated basis, excluding our hedging activities, currency impacts were favorable to revenue on a year-over-year basis by about 4 points. Based upon where the dollar is today, currency impacts going forward should have a minimal effect. Revenues through our indirect channels were 47% of our total product sales. Channel sales were down 2% from Q3 of last year, but grew 6% sequentially from Q2.

While the third quarter revenue was slightly better than the historical patterns we’ve had in the past on a sequential basis, the key question in front of us now is how much of a budget flush will there be in the fourth quarter. There are several items to consider regarding Q4, most notably the changeover in products. While the Streamline 8500 is off to a very good start, the SL500 is just beginning its ramp. As expected, third quarter results with automation sales, which accounts for about 17% of total tape sales year-to-date, showed great improvement in Q3 over the prior three quarters. So we’re finally positioned to have automation produce growth in the near future. However, sales of virtual tape in the MVS market will be somewhat impeded as some customers will await key features that are not anticipated for delivery until the end of this quarter. Also, taking the value of virtual tape into the open systems environment is not slated for delivery until the first half of next year. Virtual tape sales are up 20% for the year and make up about 15% of our total tape sales. Obviously, there are other technologies we will be bringing to market over the next several quarters that span the ILM requirements of software, tape, and disk, including our new Flex-line 600 series disk just announced at Forum. Having said that, I’d characterize it this way, we are in the middle innings of a nine inning game of product launches, and we’re looking forward to the successful introduction of the remaining product offerings in the near future.

In addition, as we look around the globe, it appears the market has stabilized domestically and we are beginning to see a recovery, although mild at this time. But we still have some key geographies facing difficult economic environments, such as Germany and Japan. And, as we have noted before, at current spot rates, the favorable impact of currencies on year over year comparisons of revenue which have been around four points year-to-date, should be minimal in the fourth quarter.

On the other hand, executing on those things we control, such as the upcoming product launches, should augment our top line. Our indirect sales channels are gaining strength and should continue to do so with the new product offerings we’re bringing to market. Historically, the fourth quarter has been the strongest in revenue for StorageTek, and that should continue again this year. Last years’ fourth quarter was extremely strong as we enjoyed the benefit from the pent up demand of VSM4, 9840C, and other product introductions. A better indicator for this year would be something closer to the averages we’ve experienced in the past. Over the last five years, the sequential growth in total revenue from the third to fourth quarter has averaged around 18% per year. It would be reasonable to anticipate sequential growth in total revenue on a percentage basis, from Q3 to Q4, to be consistent with our average historical patterns, somewhere in the mid to high teens. A continuation of expense controls and business disciplines should allow us to deliver solid bottom line results in the fourth quarter, and again, earnings growth over Q4 of last year.

Switching to margins, we are pleased with yet another quarter of margin expansion. Third quarter “total” gross margins were 47%, a 160 basis point improvement over last year. “Product” margins for the third quarter at 48% were a point better than last year, and sequentially, a point better than Q2. Product and channel mix remain the key drivers at the gross margin level. We continue to realize benefits through operational efficiencies and our ongoing cost reduction and cost containment activities. Going forward, these must continue, along with our efforts on managing inventory, sourcing and manufacturing capacity levels. With the expected additional volumes at the end of the year, fourth quarter product margins should be slightly better than Q3 levels, and for the full year be 100 basis points or more better than last years levels.

Service margins also expanded in the third quarter. They improved both sequentially, by 130 basis points, and year over year, by 280 basis points. We mentioned last quarter that we had taken actions late in the first and early in the second quarter in order to eliminate inefficiencies within our infrastructure. In Q3, we realized the benefits for a full quarter. The mix between maintenance and professional services remained the same as last quarter. We continue to expand our efforts into the growing storage services markets. Not only into professional services where we had 24% revenue growth, but also into product support and multi-vendor systems support, which together grew 8%. Service margins could be slightly lower in Q4 from current levels if the mix of service revenue skews more toward professional services. Even then, for the full year, service margins should be around 100 basis points better than last year.

Total operating expenses for the third quarter were $199 million. R&D expenditures were $48 million, while SG&A expenses were $151 million.

Our Q4 acquisition of the net assets of Storability will not have a significant impact on the balance sheet. However, we anticipate roughly a $.02 per share dilutive effect to the P&L in the fourth quarter, with minor improvements to this throughout the first year. This transaction should be neutral to the P& L by this time next year, perhaps even sooner. With this acquisition, most of the 70 people that are now part of the StorageTek team are R&D related with a smaller component in SG&A. Therefore, we anticipate R&D expenditures to increase in the fourth quarter and should be around $195 million for the full year. SG&A for the full year should end up between 28 and 29 percent of total revenue. Net interest income and expense added about $4 million to pre-tax earnings in Q3. And finally, our effective tax rate for the third quarter was 20.3% compared to the 21.7% we had in the first half of the year. This decrease in the tax rate related primarily to a favorable audit settlement that occurred during the third quarter. Based on the information we have available, we anticipate our tax rate for the full year should be around 21 percent. Keep in mind, we determine our quarterly tax rates in accordance with accounting rules that require various estimates and assumptions. The tax rate may change each quarter as better information becomes known.

Now, let’s shift our attention to the balance sheet. Cash and investment balances have increased approximately $180 million from a year ago to $1.1 billion, an improvement of approximately 20%. This is after our investment of another $100 million in the third quarter, as we opportunistically repurchased shares of our stock in order to reduce dilution and balance the cash returned to our shareholders with the cash needed for reinvestment to enable future profitable growth. Cash flow from operations was $121 million in the quarter. Year to date, we have generated over $260 million dollars of cash flow from operations. DSO at 76 days is a seven day, or 8%, improvement from Q3 of last year. Using the average monthly accounts receivable balance during the quarter instead of the ending balance which is skewed by end of quarter shipments, DSO’s were 62 days. Inventory levels were $112 million, down 3% from last year. Inventory turns were five and a half. Depreciation and amortization was $19 million for the quarter, and capital expenditures were $11 million. All in all, the balance sheet continues to get stronger and provides us the financial strength and flexibility to further invest in technologies, solutions, and distribution capabilities. We’re extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

Headcount was down about 1% to 6930. Keep in mind, this does not include the incremental headcount we’ve added with the Storability acquisition which was not consummated until after the third quarter was completed.

There’s one final comment on our credit facility that expired this month. We completed a new four year, unsecured arrangement which continues to give us additional financial flexibility with strategic financial institutions.

In summary, we continue to manage our business as prudently as possible given the challenging markets. As I mentioned before, we’ve entered the fifth straight year of delivering improved earnings over the prior year’s quarter demonstrating tremendous consistency in execution. Year to date, operating profit is up almost 14% and net income up over 30%. We continue to uncover and unleash more of the trapped profitability in our business. We are in the midst of changing over to new market leading technologies with both our existing and new customer base. And despite some stubborn economies and challenging market conditions, we are moving forward with a concise focus and increasing momentum.